Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

AKARI THERAPEUTICS PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2) (3)	Fee Rate	Amount of Registration Fee
Equity	American Depositary Shares (“ADSs”), each representing 2,000 Ordinary Shares, $0.0001 nominal value per share (4)	Rule 457(o)	30,000,000 ADSs		$25,000,000	0.00015310	$3,827.50

		Total Offering Amounts			$25,000,000		$3,827.50
		Total Fees Previously Paid					$0
		Total Offsets					$0
		Net Fee Due					$3,827.50

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional ADSs representing ordinary shares of Akari Therapeutics, Plc as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(3) The registration fee is calculated pursuant to Rule 457(o) under the Securities, based on the proposed maximum aggregate offering price.

(4) The number of ADSs to be registered includes up to 30,000,000 ADSs (representing 60,000,000,000 Ordinary Shares) that may be sold to the Selling Stockholder under the Ordinary Share Purchase Agreement, including the Commitment ADSs valued at $75,000 issued as consideration for the agreement, as described in the prospectus.